Exhibit 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports Third Quarter 2019 Results

Sparta, Michigan – October 25, 2019 – ChoiceOne Financial Services, Inc. (OTC:COFS) ("ChoiceOne"), the parent company for ChoiceOne Bank and, as of October 1, 2019, Lakestone Bank & Trust, reported financial results for the third quarter ended September 30, 2019. The reported results for the third quarter of 2019 do not include financial results for County Bank Corp., which was merged with and into ChoiceOne on October 1, 2019.

Financial Highlights

▪	Net income of $1,021,000 compared to net income of $2,014,000 in the same period in 2018.
▪	Diluted earnings per share of $0.28 compared to $0.55 per share in the third quarter of the prior year.
▪	Excluding $621,000 in tax-effected merger expenses, net income in the third quarter of 2019 was $1,642,000 or $0.45 per diluted share.
▪	Total loan interest income grew 9% in the first nine months of 2019 compared to 2018.
▪	Total deposits grew 5.5% in the twelve month period ended September 30, 2019.

ChoiceOne reported net income of $1,021,000 for the third quarter of 2019 compared to $2,014,000 in the same period in 2018. Diluted earnings per share were $0.28 in the third quarter of 2019 compared to $0.55 per share in the third quarter of the prior year. Excluding $621,000 in tax-effected merger expenses, net income for the third quarter of 2019 amounted to $1,642,000 or $0.45 per diluted share. Net income for the first nine months of 2019 was $4,144,000 or $1.14 per diluted share, compared to $5,505,000 or $1.52 per diluted share in the first nine months of 2018. Net income for the first nine months of 2019, when adjusted to exclude tax-effected merger expenses, was $5,338,000 or $1.46 per diluted share.

“This year is proving very exciting for ChoiceOne, as we completed the merger of County Bank Corp. with and into ChoiceOne as of October 1, 2019,” said Kelly Potes, Chief Executive Officer of ChoiceOne Financial Services, Inc. “Because of our separate, but similar markets, this merger presents many efficiencies and new growth opportunities in our expanded network across Michigan."

Total assets grew to $663.6 million as of September 30, 2019, compared to $650.4 million as of September 30, 2018. Net loans have increased 1.4% from September 30, 2018 to September 30, 2019, but with higher interest rates on new loans, ChoiceOne saw total loan interest income growth of 9% in the first nine months of 2019 compared to the same period in 2018. Total deposits grew $29.7 million or 5.5% from September 30, 2018 to September 30, 2019. The interest cost of deposits and other funding increased roughly 86% in the first nine months of 2019 compared to the same period in 2018, which offset some of the increase in total interest income in the first nine months of 2019 compared to the first nine months of 2018. ChoiceOne charged-off a portion of a large borrower relationship that deteriorated in 2019 which led to a net charge-offs balance of $577,000 for the first nine months of 2019.

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Total noninterest income increased $500,000 in the first nine months of 2019 compared to the same period in the prior year. Gains on sales of loans increased in the second quarter of 2019 and have grown further in the third quarter of 2019 as long-term interest rates fell. Income from gains on sales of loans was up $601,000 in the first nine months of 2019 compared to the first nine months of 2018. Income from customer service charges was down slightly in the third quarter and first nine months of 2019 compared to the same periods in 2018. A decline in the market value of equity securities held by ChoiceOne occurred in the third quarter of 2019 in contrast to an increase in the value that was experienced in the same period in the prior year. The current period decline represented a reversal of market value increases recorded in the first two quarters of 2019.

Total noninterest expense increased $2.3 million in the first nine months of 2019 compared to the same period in 2018. Much of the increase was caused by expenses related to the strategic merger between ChoiceOne Financial Services and County Bank Corp. The merger, which was completed on October 1, 2019, created an approximately $1.3 billion-asset bank holding company with 29 offices in West and Southeastern Michigan making it the 12th largest bank holding company in Michigan based on asset size. ChoiceOne Bank and Lakestone Bank & Trust are expected to consolidate in the second quarter of 2020. ChoiceOne incurred merger related expenses in the amount of $763,000 during the third quarter of 2019 and $1.4 million in the first nine months of 2019 year to date. A component of the additional expense increase was related to the opening of two additional branches in the fourth quarter of 2018.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC, and as of October 1, 2019, Lakestone Bank & Trust, Member FDIC. ChoiceOne Bank operates 14 full-service offices in parts of Kent, Muskegon, Newaygo, and Ottawa Counties in Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. Lakestone Bank & Trust operates 15 offices in parts of Lapeer, Macomb and St. Clair Counties in Michigan. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Non-GAAP Financial Measures

This press release contains references to net income excluding tax-effected merger expenses, which is a financial measure that is not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes this non-GAAP financial measure provides additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

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Forward-Looking Statements

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, neither ChoiceOne nor County undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

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EDITORS NOTE: Media interviews with ChoiceOne executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	9/30/2019	6/30/2019	12/31/2018	9/30/2018
Cash and Cash Equivalents	$16,574	$13,687	$19,690	$14,427
Securities	160,845	169,365	173,016	169,361
Loans Held For Sale	1,202	2,193	831	672
Loans to Other Financial Institutions	29,992	28,950	20,644	16,238
Loans, Net of Allowance For Loan Losses	402,711	392,427	404,400	397,293
Premises and Equipment	15,532	15,780	15,879	14,947
Cash Surrender Value of Life Insurance Policies	15,189	15,090	14,899	14,803
Goodwill and Other Intangible Assets	13,728	13,728	13,728	13,728
Other Assets	7,816	7,277	7,457	8,894

Total Assets	$663,589	$658,497	$670,544	$650,363

Noninterest-bearing Deposits	$152,579	$149,320	$153,542	$145,025
Interest-bearing Deposits	421,496	412,456	423,473	399,322
Borrowings	207	7,216	10,033	25,642
Other Liabilities	4,681	3,842	3,019	3,209

Total Liabilities	578,963	572,834	590,067	573,198

Shareholders' Equity	84,626	85,663	80,477	77,165

Total Liabilities and Shareholders’ Equity	$663,589	$658,497	$670,544	$650,363

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Condensed Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2019	9/30/2018	9/30/2019	9/30/2018
Interest Income
Loans, including fees	$5,393	$5,111	$16,063	$14,735
Securities and other	1,168	1,150	3,529	3,340
Total Interest Income	6,561	6,261	19,592	18,075

Interest Expense
Deposits	973	619	2,748	1,428
Borrowings	18	70	277	199
Total Interest Expense	991	689	3,025	1,627

Net Interest Income	5,570	5,572	16,567	16,448
Provision for Loan Losses	—	—	—	35

Net Interest Income After Provision for Loan Losses	5,570	5,572	16,567	16,413

Noninterest Income
Customer service charges	1,094	1,165	3,275	3,340
Insurance and investment commissions	88	97	225	231
Gains on sales of loans	638	223	1,373	772
Gains on sales of securities	20	—	23	25
Earnings on life insurance policies	99	98	290	289
Change in market value of equity securities	(147)	113	120	161
Other income	144	155	415	403
Total Noninterest Income	1,936	1,851	5,721	5,221

Noninterest Expense
Salaries and benefits	3,268	2,780	8,915	8,308
Occupancy and equipment	755	661	2,267	2,005
Data processing	676	555	1,814	1,644
Professional fees	836	311	2,031	838
Other expenses	843	752	2,447	2,342
Total Noninterest Expense	6,378	5,059	17,474	15,137

Income Before Income Tax	1,128	2,364	4,814	6,497
Income Tax Expense	107	350	670	992

Net Income	$1,021	$2,014	$4,144	$5,505

Basic Earnings Per Share	$0.28	$0.55	$1.14	$1.52
Diluted Earnings Per Share	$0.28	$0.55	$1.14	$1.52

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Non-GAAP Reconciliation
(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations.

	Three Months Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2019	9/30/2018	9/30/2019	9/30/2018

Income before income tax	$1,128	$2,364	$4,814	$6,497
Adjustment for County Bank Corp merger costs	763	—	1,351	—
Adjusted income before income tax	$1,891	$2,364	$6,165	$6,497

Income tax expense	$107	$350	$670	$992
Tax impact on adjustment for County Bank Corp merger costs	142	—	157	—
Adjusted income tax expense	$249	$350	$827	$992

Net income	$1,021	$2,014	$4,144	$5,505
Adjusted net income	$1,642	$2,014	$5,338	$5,505

Adjusted basic earnings per share	$0.45	$0.55	$1.47	$1.52
Adjusted diluted earnings per share	$0.45	$0.55	$1.46	$1.52

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